Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

HILLEVAX, INC.

At

A Price per Share of $1.95, Plus One Non-Transferable Contractual Contingent Value Right (“CVR”) for Each Share, Which Represents the Right to Receive Potential Payments, in Cash, Contingent upon Receipt of Any CVR Proceeds, as Described in the CVR Agreement

Pursuant to the Offer to Purchase

Dated August 18, 2025

by

XRA 4 CORP.

and

XOMA ROYALTY CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M.

EASTERN TIME ON SEPTEMBER 15, 2025, UNLESS THE OFFER IS EXTENDED

OR EARLIER TERMINATED.

August 18, 2025

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 18, 2025 (together with the related documentation and any amendments or supplements thereto, the “Offer to Purchase”) in connection with the offer (the “Offer”) by XOMA Royalty Corporation, a Nevada corporation (“Parent”), and XRA 4 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, “Purchasers”), to purchase, subject to certain conditions, all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of HilleVax, Inc., a Delaware corporation (“HilleVax”), for a price per Share of (i) $1.95 in cash, payable without interest and (ii) one non-transferable contractual contingent value right, all upon the terms and subject to the conditions described in the Offer to Purchase.

Also enclosed is HilleVax’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase.

Please note carefully the following:

1. The Offer Price for the Offer is (i) $1.95 per Share in cash and (ii) one non-transferable contractual contingent value right for each Share, in each case, to be paid to you without interest.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 4, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among HilleVax and Purchasers, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into HilleVax, without a meeting or any further action of the HilleVax stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), assuming the conditions thereto are met, and HilleVax will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

4. No appraisal rights are available to the holders of Shares in connection with the Offer, and stockholders who tender their Shares in the Offer will not have appraisal rights in connection with the Merger.

However, if Purchasers purchase Shares in the Offer and the Merger is consummated, holders of record and beneficial owners of Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Parent accepts properly tendered Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise fail to prefect or lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value, if certain conditions are met.

5. After careful consideration, HilleVax’s board of directors has unanimously: (i) determined that the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement and the CVR Agreement (as defined in the Offer to Purchase) (collectively, the “Transactions”) are fair to and in the best interests of HilleVax and HilleVax’s stockholders; (ii) approved and declared advisable the Merger and the execution, delivery and performance by HilleVax of the Merger Agreement and the consummation of the Transactions; (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time (as defined in the Offer to Purchase); and (iv) subject to the conditions set forth in the Merger Agreement, recommended that HilleVax’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

6. The Offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern time, on September 15, 2025, unless the Offer is extended or earlier terminated by Purchasers.

7. The Offer is subject to certain conditions described in Section 9 of the Offer to Purchase.

8. Any transfer taxes applicable to the sale of Shares to Purchasers pursuant to the Offer will be paid by the Surviving Corporation (as defined in the Offer to Purchase), except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction, and Purchasers are not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchasers become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchasers will make a good faith effort to comply with any such law. If, after such good faith effort, Purchasers cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchasers.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

HILLEVAX, INC.

at

A Price per Share of $1.95, Plus One Non-Transferable Contractual Contingent Value Right (“CVR”) for Each Share, Which Represents the Right to Receive Potential Payments, in Cash, Contingent Upon Receipt of Any CVR Proceeds, as Described in the CVR Agreement

by

XRA 4 CORP.

and

XOMA ROYALTY CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 18, 2025 (together with the related documents and any amendments or supplements thereto, the “Offer to Purchase”) in connection with the offer (the “Offer”) by XOMA Royalty Corporation, a Nevada corporation (“Parent”), and XRA 4 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, “Purchasers”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of HilleVax, Inc., a Delaware corporation (“HilleVax”), for a price per share of (i) $1.95 in cash (the “Cash Amount”), which Cash Amount is based on an estimated amount of Closing Net Cash (as defined in the Merger Agreement defined below) as of August 4, 2025 equal to $102,950,000 (the “Signing Net Cash”), payable without interest; and (ii) one non-transferable contingent value right (“CVR”), which shall represent the right to receive potential payments, in cash, described in the Offer to Purchase, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined in the Offer to Purchase), without interest (such amount, the “CVR Amount,” and together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in the Offer to Purchase. The Offer Price will be paid without interest. The undersigned hereby instruct(s) you to tender to Purchasers the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned’s behalf to Broadridge Corporate Issuer Solutions, LLC (the “Paying and Depositary Agent”) will be determined by Purchasers (which may delegate power in whole or in part to the Paying and Depositary Agent) and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: ____________________ SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated: ________________, 2025

(Signature(s))

(Please Print Name(s))

Address: __________________________________________________________________________
Include Zip Code

Area Code and Telephone No. __________________________________________________________

Taxpayer Identification or Social Security No. ______________________________________________